As filed with the Securities and Exchange Commission on March 2, 1995

                                                  Registration No. 33-_____

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549
                    __________________________________

                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933
                    __________________________________

                         WENDY'S INTERNATIONAL, INC.
          (Exact name of registrant as specified in its charter)

                     Ohio                             31-0785108
       (State or other jurisdiction       (I.R.S. Employer Identification No.)
       of incorporation or organization)

    P.O. Box 256, 4288 West Dublin-Granville Road, Dublin, Ohio     43017
                 (Address of Principal Executive Offices)         (Zip Code)

        Wendy's International, Inc. Profit Sharing and Savings Plan
                         (Full title of the plan)

                            Lawrence E. Schauf
                               P.O. Box 256
                      4288 West Dublin-Granville Road
                            Dublin, Ohio 43017
                  (Name and address of agent for service)

                              (614) 764-3100
       (Telephone number, including area code, of agent for service)

                                 Copy to:

                              James H. Gross
                      Vorys, Sater, Seymour and Pease
                     52 East Gay Street, P.O. Box 1008
                        Columbus, Ohio  43216-1008

                      CALCULATION OF REGISTRATION FEE




       Title of                       Proposed maximum    Proposed maximum      Amount of
     securities to    Amount to be     offering price    aggregate offering   registration
     be registered(2)  registered(2)    per share(1)          price(1)            fee

       Common Shares    1,500,000          $15.38            $23,070,000        $7,955



     (1)  Estimated solely for purposes of calculating the registration fee.

     (2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein (the "Plan").

              (Page 1 of 30 pages; Exhibit Index on page 12)


                               PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   Incorporation of Certain Documents by Reference.

          The following documents are incorporated herein by reference: the Annual Report of Wendy's International, Inc. (the "Company" or "Registrant") on Form 10-K for the fiscal year ended January 2, 1994; the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 1994, July 3, 1994 and
October 2, 1994, respectively; (ii) the description of the Common Shares contained in the Company's Registration Statement filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; (iii) all Annual Reports on Form 11-K for the Plan filed pursuant to Section 15(d) of the Exchange Act and all Forms 11-K for the Plan which may be filed with the Commission subsequent to the date hereof and prior to the completion of the offering contemplated hereby; (iv) any definitive Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act; and (v) all other documents which may be filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (File No. 1-8116) subsequent to the date of this Prospectus and prior to the completion of the offering contemplated hereby. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Wendy's International, Inc., P.O. Box 256, 4288 West Dublin-Granville Road, Dublin, Ohio 43017, Attention: Employee Benefit Department, telephone number (614) 764-3100.

ITEM 4.   Description of Securities.

          Not Applicable.

ITEM 5.  Interests of Named Experts and Counsel.

          Not Applicable.


ITEM 6.   Indemnification Of Directors and Officers.

          Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

          (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

               (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

               (b) Any action or suit in which the only liability asserted against a director is pursuant to section
          1701.95 of the Revised Code.

          (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

          (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

               (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

               (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

               (c)  By the shareholders; or

               (d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

          Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

          (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

                    (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                    (ii) Reasonably cooperate with the corporation
               concerning the action, suit, or proceeding.

               (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

          (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

          (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

          Section 5.01 of the Registrant's Regulations, as amended, govern indemnification by the Registrant and provides as follows:

          SECTION 5.01. Indemnification. The corporation shall indemnify each director and officer, each former director and officer and each person who may have served at its request as a director, trustee or officer of any other corporation, partnership, joint venture, trust or other enterprise to the greatest extent permitted by Ohio law, with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party by reason of the fact that he is or was a director or officer of the corporation or is or was serving at its request as aforesaid. Indemnification hereunder shall include all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement if actually and reasonably incurred by him in connection with such action, suit or proceeding. Such expenses shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. In addition, the corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation or is or was serving as an employee or agent of the corporation or is or was an employee or agent of another enterprise at the request of the corporation; subject, however, to the limitations imposed by Ohio law. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles or any agreement, vote of shareholders or disinterested directors or otherwise (including, without limitation, any insurance), both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and successors of such a person.

          In addition, Registrant has purchased insurance coverage under policies issued by the Chubb Group of Insurance Companies and National Union Insurance Company which insure directors and officers against certain liabilities which might be incurred by them in such capacity.


ITEM 7.   Exemption from Registration Claimed.

          Not Applicable.


ITEM 8.   Exhibits.

          See the Exhibit Index attached hereto at page 11.

          Exhibit 5 is the Internal Revenue Service Determination Letter regarding the Plan. The Plan was amended subsequent to receipt of the Determination Letter. The Registrant filed the Plan, as then amended, in order to obtain an updated Determination Letter. The undersigned Registrant hereby undertakes to submit the Plan, as further amended, to the IRS in a timely manner and to make those changes, if any, required by the IRS in order for the Plan to qualify as a tax-qualified employee benefit plan meeting the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended.

ITEM 9.   Undertakings.

A.   The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  To include any prospectus required by section
               10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Regis-tration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii)To include any material information with respect to the Plan not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effec-tive amendment by those paragraphs is contained in periodic re-ports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, and each filing of an annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 by the Plan which is the subject of this Registration Statement, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabili-ties (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on March 2, 1995.

                              WENDY'S INTERNATIONAL, INC.

                              By /s/ JOHN K. CASEY
                                John K. Casey
                                Vice Chairman and Chief Financial
                                Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name and Title                     Name and Title

/s/ R. DAVID THOMAS *              /s/ JAMES W. NEAR *
R. David Thomas                    James W. Near
Senior Chairman of the Board       Chairman of the Board,
and Founder, Director              Director

/s/ JOHN K. CASEY                  /s/ GORDON F. TETER *
John K. Casey                      Gordon F. Teter
Vice Chairman and Chief            President, Chief Executive
Financial Officer, Director        Officer and Chief Operating
                                   Officer, Director

/s/ RONALD E. MUSICK *             /s/ LAWRENCE A. LAUDICK *
Ronald E. Musick                   Lawrence A. Laudick
Executive Vice President,          Vice President, General
Director                           Controller and Assistant
                                   Secretary

/s/ W. CLAY HAMNER *               /s/ ERNEST S. HAYECK *
W. Clay Hamner                     Ernest S. Hayeck
Director                           Director

/s/ JANET HILL *                   /s/ THOMAS F. KELLER *
Janet Hill                         Thomas F. Keller
Director                           Director

/s/ FIELDEN B. NUTTER, SR. *       /s/ JAMES V. PICKETT *
Fielden B. Nutter, Sr.             James V. Pickett
Director                          Director

/s/ FREDERICK R. REED*            /s/ THEKLA R. SHACKELFORD *
Frederick R. Reed                  Thekla R. Shackelford
Director                           Director

*  By: /s/ JOHN K. CASEY
       John K. Casey
       Attorney-in-Fact

   Dated:  March 2, 1995


          The Plans. Pursuant to the requirements of the Securities Act of 1933, the persons administering the Plans have caused this Registration Statement on Form S-8 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 2 day of March, 1995.

                              Wendy's International, Inc.


                              By:/s/ JOHN K. CASEY
                              Print Name: John K. Casey


                              Its:  Vice Chairman, Chief
                                    Financial Officer and
                                    Director




                         EXHIBIT INDEX


Exhibit
  No.     Exhibit Description                  Location

4(a)      Articles of Incorporation     Incorporated herein by
          of Registrant, as amended     reference to Exhibit 3(a)
                                        of Form 10-K for the fiscal
                                        year ended January 2, 1993
                                        (File No. 1-8116).

4(b)      Regulations of Registrant,    Incorporated herein by
          as amended                    reference to Exhibit 3(b)
                                        of Form 10-K for the fiscal
                                        year ended January 2, 1993
                                        (File No. 1-8116).

4(c)      Preferred Stock Purchase      Incorporated herein by
          Rights Agreement Between      reference to Form 8-A
          the Registrant and Morgan     Registration Statement
          Shareholders Services Trust   (File No. 1-8116).
          Company.

4(d)      Indenture Between the         Incorporated herein by
          Registrant and The            reference to Form S-3
          Huntington National Bank      Registration Statement
          Pertaining to 7% convert-     (File No. 33-39525).
          ible subordinated deben-
          tures due 2006.

5         IRS Determination Letter      Page 13.

23        Consent of Coopers &          Page 15.
          Lybrand, Independent
          Accountants

24        Powers of Attorney            Pages 16 through 30.